Exhibit 5(b)

Morgan, Lewis & Bockius llp 101 Park Avenue New York, NY 10178-0600 Tel. 212.309.6000 Fax: 212.309.6001 www.morganlewis.com

December 9, 2010

Florida Power & Light Company 700 Universe Boulevard Juno Beach, Florida 33408

Ladies and Gentlemen:

We have acted as counsel to Florida Power & Light Company, a Florida corporation (the “Company”) in connection with the authorization, issuance and sale by the Company of $400,000,000 aggregate principal amount of First Mortgage Bonds, 5.25% Series due February 1, 2041 (the “Bonds”), issued under the Mortgage and Deed of Trust dated as of January 1, 1944, as the same is supplemented by one hundred and sixteen indentures supplemental thereto, the latest of which is dated as of December 1, 2010 (such Mortgage as so supplemented being hereinafter called the “Mortgage”) from the Company to Deutsche Bank Trust Company Americas, as Trustee (“Mortgage Trustee”).

We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03, 333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08 (the “Registration Statement”), which Registration Statement was filed jointly by the Company, NextEra Energy, Inc. (formerly known as FPL Group, Inc.), NextEra Energy Capital Holdings, Inc. (formerly known as FPL Group Capital Inc), FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I, FPL Group Trust II, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated August 3, 2009 forming a part of the Registration Statement, as supplemented by a prospectus supplement dated December 6, 2010 relating to the Bonds, both such prospectus and prospectus supplement filed pursuant to Rule 424 under the Securities Act; (3) the Mortgage; (4) the corporate proceedings of the Company with respect to the Registration Statement and with respect to the authorization, issuance and sale of the Bonds; and (5) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Bonds) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Bonds are legally issued, valid and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting mortgagees’ and other creditors’ rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Bonds conform to specimens examined by us and that the Bonds have been duly authenticated, in accordance with the Mortgage, by the Mortgage Trustee under the Mortgage, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about December 9, 2010, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of New York and Florida and the federal laws of the United States insofar as they bear on matters covered hereby.  As to all matters of Florida law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Squire, Sanders & Dempsey L.L.P., West Palm Beach, Florida.  As to all matters of New York law, Squire, Sanders & Dempsey L.L.P. is hereby authorized to rely upon this opinion as though it were rendered to it.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP